                                                                    Exhibit 99.1

TECUMSEH PRODUCTS COMPANY REPORTS FOURTH QUARTER 2005 RESULTS

Tecumseh, Michigan, February 9, 2006....Tecumseh Products Company (NASDAQ-TECUA,
TECUB) announced today its 2005 fourth quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

                                                        Three Months Ended   Twelve Months Ended
    (Dollars in millions except per share amounts)         December 31,          December 31,
                                                        ------------------   -------------------
                                                          2005      2004       2005       2004
                                                        -------   --------   --------   --------
NET SALES                                               $ 442.2    $471.9    $1,847.0   $1,911.7
   Cost of sales and operating expenses                   428.1     418.0     1,712.9    1,663.3
   Selling and administrative expenses                     51.9      57.4       187.9      202.8
   Impairments, restructuring charges and other items       9.7      15.9       121.0       21.5
                                                         ------    ------    --------   --------
OPERATING INCOME (LOSS)                                   (47.5)    (19.4)     (174.8)      24.1
   Interest expense                                        (8.6)     (6.2)      (31.1)     (22.7)
   Interest income and other, net                           2.7       3.4         9.6       14.0
                                                         ------    ------    --------   --------
INCOME (LOSS) BEFORE TAXES                                (53.4)    (22.2)     (196.3)      15.4
   Tax provision (benefit)                                  2.4      (9.0)       27.2        5.3
                                                         ------    ------    --------   --------
NET INCOME (LOSS)                                        ($55.8)   ($13.2)    ($223.5)     $10.1
                                                         ------    ------    --------   --------
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE              ($3.02)   ($0.71)    ($12.09)     $0.55
                                                         ------    ------    --------   --------
WEIGHTED AVERAGE SHARES (in thousands of shares)         18,480    18,480      18,480     18,480
                                                         ======    ======    ========   ========

     Consolidated results for the fourth quarter of 2005 amounted to a net loss of $55.8 million or $3.02 per share compared to a net loss of $13.2 million or $0.71 per share in the fourth quarter of 2004. Reported fourth quarter 2005 results included restructuring, impairment and other charges related to the Company's Engine and Power Train Group totaling $5.7 million ($4.8 million net of tax or $0.26 per share). The charges include an impairment of goodwill of $2.7 million and a $3.0 million write-off of the Company's net investment in its Italian engine operations. In addition, $1.5 million in asset impairment charges ($1.5 million net of tax or $0.07 per share) across several segments were recognized as part of ongoing restructuring actions, a $2.5 million ($2.5 million net of tax or $0.12 per share) intangible asset impairment was recorded in a business not associated with any of the Company's four main segments, and a deferred tax valuation allowance of $0.4 million ($0.02 per share) related to the Australian operations of the Electrical Components business was recognized.

     Reported fourth quarter 2004 results included a $14.6 million charge ($9.6 million net of tax or $0.52 per share) related to environmental costs involving the Company's New Holstein, Wisconsin facility, restructuring and impairment charges of $3.1 million ($2.0 million net of tax or $0.11 per share) resulting from the continuation of programs related to the North American Compressor, Indian Compressor and Electrical Components businesses, and a gain of $1.8 million ($1.2 million net of tax or $0.06 per share) from the final curtailment of medical benefits related to former hourly employees of the Sheboygan Falls, Wisconsin Plant. Also in the fourth quarter 2004, the Company recorded an allowance for an outstanding account receivable related to a significant customer of the Engine & Power Train business that filed for bankruptcy. This amount was $2.5 million ($1.7 million net of tax or $0.09 per share) and is included in selling and administrative expenses.

     Consolidated results for the full year 2005 amounted to a net loss of $223.5 million or $12.09 per share compared to net income of $10.1 million or $0.55 per share in the same period of 2004. In addition to the fourth quarter charges mentioned above, results for the full year 2005 included restructuring and impairment charges of $111.3 million ($111.3 million net of tax or $6.02 per share), primarily goodwill impairment of $108.0 million recorded in the second quarter related to the Company's Electrical Components business and deferred tax valuation allowances related to operations in the United States ($18.2 million or $0.99 per share) and Brazil ($7.1 million or $0.38 per share). Increases in interest costs for the quarter and the year were primarily the result of a higher relative interest rate on the Company's Senior Guaranteed Notes from the August 8th amendment.

     In addition to the fourth quarter 2004 charges mentioned above, results for the full year 2004 included restructuring and impairment charges of $5.6 million ($3.6 million net of tax or $0.20 per share) resulting from the restructuring programs related to the North American Compressor, Indian Compressor and Electrical Components businesses.

     During the third quarter, the Company recognized valuation allowances against previously recorded deferred tax assets related to both its United States operations and the Brazilian Engine & Power Train business. As a result, the Company has a net tax provision despite sizeable losses before taxes. Under accounting rules, the Company will not be providing tax benefit for related losses in many of its taxing jurisdictions and future tax expense or benefit will relate to only those jurisdictions where such results are recognized.

     Exclusive of the respective restructuring, impairment and other items, fourth quarter and full year 2005 operating results were lower than prior year periods, primarily due to weaker results in the Company's Engine & Power Train and Compressor businesses.

     Consolidated sales for the fourth quarter of 2005 amounted to $442.2 million compared to sales of $471.9 million in the fourth quarter of 2004. Sales for the full year 2005 were $1,847.0 million compared to sales of $1,911.7 million in the full year 2004.

     The effect of currency translation increased 2005 sales by $13.4 million and $55.5 million in the fourth quarter and full year, respectively. Excluding the effects of currency translation, sales in the fourth quarter and full year decreased, primarily due to decreased sales in the Company's Engine & Power Train and Compressor businesses.

COMPRESSOR BUSINESS

     Fourth quarter 2005 sales in the Company's Compressor business decreased by $11.7 million to $203.6 million from $215.3 million in the fourth quarter of 2004. The decrease over the comparable quarter from the prior year was attributable to a decline in the global market for compressor products sold into the original equipment markets of residential refrigerators and freezers and room air conditioners. Lower demand for small, high efficiency compressors used in refrigerators and freezers, particularly in Europe and South America, reduced volumes and intensified price competition. Sales of compressors utilized in room air conditioning also decreased from India as customers switched from reciprocating-style compressors to rotary-style compressors. The effect of foreign currency translation increased sales by $13.5 million.

     Compressor business sales increased from the effects of foreign currency translation with sales in the full year 2005 totaling $910.9 million compared to $880.2 million for full year 2004. After the $56.3 million change in sales due to fluctuating exchange rates is excluded, sales of compressors declined in refrigeration and room air conditioning due to the factors noted for the fourth quarter above. These comparative declines were partially offset by increases in aftermarket sales.

     Compressor business operating loss for the fourth quarter of 2005 amounted to $4.8 million compared to income of $6.8 million in the fourth quarter of 2004. The decrease in operating income in 2005 versus the comparable 2004 quarter resulted from the unfavorable exchange rate between the Brazilian Real and U.S. Dollar, which impacted profits by $9.3 million. Overall lower sales volumes in the quarter also served to reduce the business profitability. Operating income for the full year 2005 amounted to $18.8 million compared to $60.5 million for the full year 2004. Operating income decreased for 2005 versus 2004 due to the impact of commodity price increases, the unfavorable exchange rate in Brazil, and the effect of lower volumes. Cost saving activities helped to lessen the impact of these factors.

ELECTRICAL COMPONENTS BUSINESS

     Electrical Components sales were $104.2 million in the fourth quarter of 2005 compared to $108.3 million in the fourth quarter of 2004. Full year 2005 sales amounted to $410.1 million compared to $422.6 million in full year 2004.

     Fourth quarter 2005 segment operating profit was $3.5 million compared to $0.1 million in fourth quarter 2004. Segment operating profit for the full year was $7.5 million compared to $11.3 million for the same period in 2004.

     The improvement in operating income for the quarter versus last year was partly the result of lower amortization of intangible assets and also reflected the benefit of cost reduction and pricing increases serving to offset lower volumes. Full year results were also impacted by lower sales volumes, higher commodity costs in excess of pricing recoveries, and unanticipated operational inefficiencies related to the closure of the St. Clair facility, partially offset by lower amortization of intangible assets.

ENGINE & POWER TRAIN BUSINESS

     Engine & Power Train business sales amounted to $106.3 million in the fourth quarter of 2005 compared to $124.0 million in the fourth quarter of 2004. Sales in the full year 2005 were $404.1 million compared to $480.9 million in the full year 2004. Sales trends in the fourth quarter were consistent with those of the full year. The net decrease in sales reflected lower sales volumes in the United States and Europe, primarily due to market share losses.

     Engine & Power Train business operating loss in the fourth quarter of 2005 amounted to $33.8 million compared to a loss of $10.0 million in the fourth quarter of 2004. In addition to the operating losses generated by the reduction in year over year volume, the Company incurred losses during the quarter related to product recalls of $4.1 million and fees of $6.3 million associated with the work of AlixPartners whom the Company engaged during the third quarter of 2005 to assist in the restructuring plans of the Engine & Power Train business with a focus on improved profitability and customer service.

     For the full year 2005, the business incurred an operating loss of $75.1 million compared to an operating loss of $21.2 million in 2004. The decline in full year results reflected losses in volume and increases in commodity, transportation and tooling costs. Additionally, during the first quarter, the Company experienced increased warranty response and expediting costs related to a quality issue at a transmission business customer. Continued reductions in profitability in Europe also contributed to the increase in the quarter and full year loss, and full year AlixPartners fees amounted to $7.8 million.

     Engine & Power Train losses were substantially due to the significant costs associated with excess capacities in the U.S. and Europe. The excess capacity situation was exacerbated by the shift of production to the Company's Brazilian manufacturing facility resulting in duplicate capacities. The substantial cost reductions and volume improvements necessary for sustained improvement have been initiated. During the fourth quarter, the Company announced the consolidation of engine assembly operations in Corinth, Mississippi into its facility in Dunlap, Tennessee and the closure of the Group's Italian operations.

PUMP BUSINESS

     Pump business sales in the fourth quarter of 2005 amounted to $27.7 million compared to $23.9 million in 2004. Full year sales amounted to $120.1 million in 2005 compared to $126.4 million the previous year. The increase in fourth quarter sales was primarily attributed to increased sales to industrial customers. The decline in the full year 2005 sales reflected a loss of a significant retail customer in mid-2004.

     Operating income in the fourth quarter of 2005 amounted to $2.9 million compared to $2.4 million in the same period of 2004. Operating income in the full year 2005 amounted to $13.0 million compared to $13.7 million in 2004. The decrease in operating income for the full year 2005 compared to 2004 was attributable to lower sales and higher raw material costs.

IMPAIRMENTS, RESTRUCTURING CHARGES AND OTHER ITEMS

     During the fourth quarter, the Company recognized $1.5 million pre-tax in restructuring and asset impairment charges across several of its businesses with respect to previously announced actions, a $2.5 million pre-tax intangible impairment charge not associated with any of the Company's four main segments, and recorded a deferred tax valuation allowance of $0.4 million related to the Australian operations of the Electrical Components business.. The Company also recognized a goodwill impairment charge of $2.7 million before taxes related to the Engine & Power Train business and wrote-off its net investment of $3.0 million before taxes in its Italian engine operations. The goodwill impairment charge represents the impairment of all of the goodwill recorded at the acquisition of the Company's Czech Republic operations. Decreases in volume and uncertainty surrounding other of this location's operations resulted in revised expected cash flows for this operation. The Company's decision to close the European engine operations in Italy was initiated when it petitioned for a Concordato Preventivo (a court supervised liquidation proceeding) on December 28th. This request was ratified through judicial review subsequent to year end and has now been submitted to the creditors for their acceptance. As of December 31, 2005, the Company has deconsolidated the assets and liabilities of this operation as the Company is no longer in control of these operations or the liquidation process.

     The Company also recognized restructuring costs of $3.3 million before taxes in the first nine months of 2005. These costs included $0.8 million of facility consolidation costs in the North American Compressor business and a $1.0 million additional impairment charge related to the Electrical Components business. The remaining $1.5 million of restructuring costs related to a workforce reduction of 100 personnel in the European Engine & Power Train operations earlier in the year before the conclusion to pursue a Concordato Preventivo was reached.

     Full year 2005 results also included an impairment charge of $108.0 million related to the goodwill associated with the 2002 acquisition of FASCO (which is included in the Electrical Components segment). As previously disclosed, the failure to achieve the business plan, coupled with expected future market conditions, caused the Company to revisit the assumptions utilized to determine FASCO's estimated fair value in the impairment assessment performed at December 31, 2004. The deterioration of volumes and the Company's inability to recover higher commodity and transportation costs through price increases resulted in revised expected cash flows for FASCO. Based on the revised estimates of cash flow in the second quarter, FASCO's estimated fair value deteriorated from the previous assessment and, as a result, a goodwill impairment of $108.0 million was recognized representing approximately half of the goodwill associated with this segment.

     Fourth quarter 2004 results included a charge of $14.6 million before taxes related to an environmental cleanup involving the watershed of the south branch of the Manitowoc River, at and downstream from the Company's New Holstein, Wisconsin facility.

     Year-to-date 2004 results also included restructuring and impairment charges totaling $8.7 million before taxes related to previously announced facility consolidation actions affecting several of the Company's facilities in its North American and Indian Compressor and Electrical Components businesses.

LIQUIDITY AND CAPITAL RESOURCES

     For the full year 2005, cash provided by operations amounted to $18.6 million. This represented an improvement of $74.1 million from the first six months as the Company successfully reduced its investment in working capital during the latter half of the year. The cash generated from operations during the fourth quarter was used to fund capital expenditures and losses. Over the full year, the Company used existing cash balances to prepay $50 million of the Company's Senior Guaranteed Notes, pay dividends, and fund capital expenditures related to new product expansions in Brazil and India.

     The negative results experienced over the last three quarters of 2004 and 2005, combined with the goodwill impairment charge, required the Company to amend its debt covenants relating to both its Senior Guaranteed Notes and Revolving Credit Facility for the quarters ending June 30, 2005 and September 30, 2005. Continued deterioration of results in the fourth quarter again resulted in default of these amended covenants as of December 31, 2005. In order to cure these defaults and to provide sufficient liquidity while the Company takes actions to improve operating results, the Company successfully refinanced these obligations on February 6, 2006.

     The Senior Guaranteed Notes and Revolving Credit Facility were replaced by a new financing package that includes a $275 million First Lien Credit Agreement and a $100 million Second Lien Credit Agreement. The agreements provide for security interests in certain of the Company's assets and specific financial covenants related to EBITDA, capital expenditures and fixed charge coverage. Additionally under the terms of the agreements, no dividends can be paid prior to December 31, 2006 and minimum amounts of credit availability are required thereafter. The new arrangements bear a weighted average annual interest rate of 9.0% based upon outstanding balances at closing versus the rate of 6.6% applicable to the $250 million Senior Guaranteed Notes. At December 31, 2005, there were no outstanding borrowings under the Revolving Credit Agreement. More specific details regarding these new facilities have been provided in the Company's 8-K dated February 9, 2006.

OUTLOOK

     Information in this "Outlook" section should be read in conjunction with the cautionary language and discussion of risks included below.

     The outlook for 2006 is subject to the same variables that have negatively impacted the Company throughout 2005. Commodity costs, key currency rates, weather and the overall growth rates of the respective economies around the world are all important to future performance. Overall, the Company does not expect these factors to become any more favorable in 2006. Accordingly, the Company expects 2006 results to reflect only those actions it has been taking to reduce costs and, potentially, the benefits of new product introductions to the extent they are accepted in the market. For the Company as a whole, results for the first half of the year are expected to lag those of the prior year reflecting the deteriorating conditions through 2005 and higher interest costs, while results in the second half of the year are expected to improve as cost cutting actions are realized.

     With respect to each of the Company's segments, results in the Compressor Group are expected to lag the results of 2005 throughout the year. The Electrical Components Group, which has demonstrated monthly year over year improvement since August of 2005, is expected to continue its improvement into 2006. The Engine and Power Train business has taken several major steps in 2005 to eliminate overcapacity and costs that will benefit 2006, with further improvements expected as the year progresses.

     The Company will continue to focus its efforts on improving the profitability and competitiveness of its worldwide operations. It is likely that additional production relocation and consolidation initiatives will take place during 2006 that could have an effect on the consolidated financial position and future results of operations of the Company. In addition, the Company continues to evaluate potential acquisitions, joint ventures and dispositions that could improve the overall competitiveness and financial position of the Company and enhance its product offerings. Such transactions could also have an effect on future results of operations.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)

                                                        Three Months Ended   Twelve Months Ended
(Dollars in millions)                                       December 31,          December 31,
                                                        ------------------   -------------------
                                                          2005      2004       2005       2004
                                                        -------   -------    --------   --------
NET SALES:
   Compressor Products                                  $ 203.6   $ 215.3    $  910.9   $  880.2
   Electrical Components                                  104.2     108.3       410.1      422.6
   Engine & Power Train Products                          106.3     124.0       404.1      480.9
   Pump Products                                           27.7      23.9       120.1      126.4
   Other (a)                                                0.4       0.4         1.8        1.6
                                                        -------   -------    --------   --------
      Total net sales                                   $ 442.2   $ 471.9    $1,847.0   $1,911.7
                                                        =======   =======    ========   ========

OPERATING INCOME (LOSS):
   Compressor Products                                    ($4.8)  $   6.8    $   18.8   $   60.5
   Electrical Components                                    3.5       0.1         7.5       11.3
   Engine & Power Train Products                          (33.8)    (10.0)      (75.1)     (21.2)
   Pump Products                                            2.9       2.4        13.0       13.7
   Other (a)                                               (0.8)     (1.0)       (3.4)      (3.7)
   Corporate expenses                                      (4.8)     (1.8)      (14.6)     (15.0)
   Impairments, restructuring charges and other items      (9.7)    (15.9)     (121.0)     (21.5)
                                                        -------   -------    --------   --------
      Total operating income (loss)                       (47.5)    (19.4)     (174.8)      24.1
Interest expense                                           (8.6)     (6.2)      (31.1)     (22.7)
Interest income and other, net                              2.7       3.4         9.6       14.0
                                                        -------   -------    --------   --------
INCOME (LOSS) BEFORE TAXES                               ($53.4)   ($22.2)    ($196.3)  $   15.4
                                                        =======   =======    ========   ========

(a)  "Other" consists of non-reportable business segments.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

                                                      DECEMBER 31,   December 31,
(Dollars in millions)                                     2005           2004
                                                      ------------   -----------
ASSETS
   CURRENT ASSETS:
      Cash and cash equivalents                         $  116.6       $  227.9
      Accounts receivable, net                             211.1          220.4
      Inventories                                          346.8          394.2
      Other current assets                                 132.6           80.2
                                                        --------       --------
         Total current assets                              807.1          922.7
   PROPERTY, PLANT AND EQUIPMENT - NET                     578.6          554.8
   GOODWILL AND OTHER INTANGIBLES                          185.7          305.9
   OTHER ASSETS                                            229.1          272.6
                                                        --------       --------
         TOTAL ASSETS                                   $1,800.5       $2,056.0
                                                        ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
   CURRENT LIABILITIES:
      Accounts payable, trade                           $  187.3       $  178.1
      Short-term borrowings                                 82.5           67.6
      Accrued liabilities                                  135.3          170.1
                                                        --------       --------
         Total current liabilities                         405.1          415.8
   LONG-TERM DEBT                                          283.0          318.5
   DEFERRED INCOME TAXES                                    25.0            7.8
   PENSION AND POSTRETIREMENT BENEFITS                     226.1          232.5
   PRODUCT WARRANTY AND SELF-INSURED RISKS                  14.5           21.2
   ACCRUAL FOR ENVIRONMENTAL MATTERS                         1.5           41.3
   OTHER NON-CURRENT LIABILITIES                            30.9             --
                                                        --------       --------
         Total liabilities                                 986.1        1,037.1
   STOCKHOLDERS' EQUITY                                    814.4        1,018.9
                                                        --------       --------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $1,800.5       $2,056.0
                                                        ========       ========

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)

                                       Three Months Ended   Twelve Months Ended
(Dollars in millions)                     December 31,          December 31,
                                       ------------------   -------------------
                                        2005      2004        2005       2004
                                       ------   --------    --------   --------
TOTAL STOCKHOLDERS' EQUITY
   BEGINNING BALANCE                   $896.1   $1,012.5    $1,018.9   $1,004.8
Comprehensive income (loss):
   Net income (loss)                    (55.8)     (13.2)     (223.5)      10.1
   Other comprehensive income (loss)    (25.9)      25.5        30.8       27.6
                                       ------   --------    --------   --------
Total comprehensive income (loss)       (81.7)      12.3      (192.7)      37.7
Cash dividends declared                    --       (5.9)      (11.8)     (23.6)
                                       ------   --------    --------   --------
TOTAL STOCKHOLDERS' EQUITY
   ENDING BALANCE                      $814.4   $1,018.9    $  814.4   $1,018.9
                                       ======   ========    ========   ========

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                              Twelve Months Ended
                                                  December 31,
                                              -------------------
(Dollars in millions)                            2005      2004
                                               -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Cash provided by operating activities    $  18.6   $   5.2
                                               -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of assets                    3.5       3.6
   Capital expenditures                         (113.3)    (84.0)
                                               -------   -------
      Cash used in investing activities         (109.8)    (80.4)
                                               -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Dividends paid                                (11.8)    (23.6)
   Increase (Decrease) in borrowings, net         37.8     (35.3)
   Repayment of long term debt                   (50.0)       --
                                               -------   -------
      Cash used in financing activities          (24.0)    (58.9)
                                               -------   -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH            3.9      17.4
                                               -------   -------
DECREASE IN CASH AND CASH EQUIVALENTS           (111.3)   (116.7)
CASH AND CASH EQUIVALENTS:
   Beginning of period                           227.9     344.6
                                               -------   -------
   End of period                               $ 116.6   $ 227.9
                                               =======   =======

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

     Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations;
viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation;
ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; and xiv) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Tecumseh Products Company will host a conference call to report on the fourth quarter 2005 results on Thursday, February 9, 2006 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.

     Contact:   Pat Walsh
                Tecumseh Products Company
                517-423-8455